Exhibit 99.1

Press Release Source: DigitalFX International, Inc.

DIGITALFX INTERNATIONAL REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER, ENDED MARCH 31, 2007

Revenue Rises 96% to $6.4 Million

First Quarter Highlights:
•	Quarterly revenue is $6.4 million, up 96% from $3.3 million in the prior year period
•	Gross profit in the first quarter rose 112% to $5.4 million from $2.6 million in the same period in 2006.; and
•	Before-taxes, income rose to $174,000, or $0.00 per share, from $42,000, or $0.00 per share, in the same period a year ago.

LAS VEGAS - May 15, 2007- DigitalFX International, Inc. (OTC BB: DFXN.OB), a digital communications company, announced today its financial results for the first quarter, ended March 31, 2007.

The company reported that revenue rose 96% in the first quarter to $6.4 million from $3.3 million in the year earlier period, as a result of a significant increase in the customer base to 29,865 from 10,722. Moreover, recurring revenue from existing subscribers rose 211% to $4.5 million from $1.5 million. Subscription revenue accounted for 71% of net sales in the period, up from the prior period when subscription revenue was 45% of net sales.

Before-tax income was $174,000, up from $42,000 in the same period a year ago. After the provision of $118,000 for the payment of federal taxes, net income was $56,000, or $0.00 per share.

CEO Craig Ellins of DigitalFX International said, “Management expects sales growth to continue in 2007 due to subscriber growth and retention, introduction of “The Studio” to small- and medium-size businesses and larger enterprise customers and additional European expansion.”

Gross profit rose 112% in the quarter to $5.4 million from $2.6 million in the same period in 2006.
Also, gross profit margins widened to 85% in the first quarter from 79% in the year earlier period, as a result of higher margins realized on the product selections of the expanding customer base, to cost reductions on purchased items and to economies of scale in services provided for recurring products.

In the first quarter, commission expenses were $2.8 million, up from $1.6 million in the first quarter of 2006, an increase of 75%. This increase is directly related to the growth in sales volume. As a percentage of net sales, commission expenses were 44% for the quarter, down from 50% in the corresponding quarter in 2006. This reflects changes in certain promotional programs and the fact that certain commissions are paid based on the level that new affiliates enter the program. For the quarter ended March 31, more affiliates signed up at lower levels as compared to the corresponding quarter in 2006.

Additionally, other operating expenses were $2.5 million, up from $0.9 million in the year earlier period. Increased spending was primarily associated with incremental costs of being a public company, staffing additions, option compensation costs and salary changes, increased merchant fees directly related to sales volume, investment in expanded technical support services and international operations expenses.

The company continues to have no long-term debt. As of March 31, DigitalFX had $5.7 million in cash on hand.

About DigitalFX International, Inc.
DigitalFX International, Inc. is democratizing the world of online streaming video and digital media archiving with its flagship product, called The Studio. The Studio empowers individuals, businesses and social networks with an affordable web-based solution so anyone can easily conduct a live streaming web cast, send video emails, group chat with video IM, post videos on demand for viewing in multiple player formats and through multiple digital devices. Only the DigitalFX Studio brings together all this capability, simply and in one place.

FORWARD-LOOKING STATEMENTS
The information contained herein includes forward-looking statements. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 protects companies from liability for their forward looking statements if they comply with the requirements of the Act.

DigitalFX International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet
March 31, 2007
(In thousands, except share data, unaudited)

Assets
Current assets:
Cash and cash equivalents	$5,723
Accounts receivable	87
Inventories, net	205
Prepaid bandwidth charges, affiliate	172
Prepaid expenses and other assets	313
Deferred income taxes, net	465

Total current assets	6,965

Property and equipment, net of accumulated depreciation and amortization of $318	623
Deposits, merchant processors	705
Deposits, software	122
Other assets	23

Total assets	$8,438

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$631
Accrued expenses	454
Accrued commissions	1,492
Due to affiliate	141

Total current liabilities	2,718

Deferred tax liability	43

Commitments and Contingencies

Stockholders’ equity:
Preferred Stock, $0.01 par value, 5,000,000 shares authorized, no shares issued and outstanding
Common Stock, $0.001 par value, 100,000,000 shares authorized, 23,613,638 shares issued and outstanding	24
Additional Paid In Capital	9,940
Other comprehensive loss	(21)
Accumulated deficit	(4,266)

Total stockholders’ equity	5,677
Total liabilities and stockholders’ equity	$8,438

DigitalFX International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data, unaudited)

	Three Months Ended March 31,
	2007	2006
Revenues	$6,396	$3,258
Cost of revenues	965	690

Gross profit	5,431	2,568

Commission expenses	2,819	1,615
Other operating expenses	2,508	900

Operating income	104	53

Other income (expense), net	70	(11)

Income before provision for income taxes	174	42

Provision for income taxes	118	-

Net income	$56	$42

Net income per share:
Basic	$0.00	$0.00

Fully diluted	$0.00	$0.00

Weighted average shares outstanding:
Basic	23,502,446	19,631,179

Fully diluted	24,390,688	19,631,179

Contact Info.

Lorne Walker
CFO
Digital FX International Inc.
702-506-0779

Arun Chakraborty
Investor Relations
Stern & Co.
212-888-0044

Alison Simard
Media Relations
Stern & Co.
323-650-7117